Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Erica B. Schmidt, Executive Vice President and Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE THIRD QUARTER OF 2018

Salem, Indiana—November 2, 2018.  Mid-Southern Bancorp, Inc. (the "Company") (Nasdaq:  MSVB), the holding company for Mid-Southern Savings Bank, FSB (the "Bank"), announced the operating results of the Company for the third quarter ended September 30, 2018. On July 11, 2018, the Company completed the "second-step" conversion of Mid-Southern, M.H.C. and the Company's related stock offering with the issuance of 2,559,871 shares of common stock at a price of $10.00 per share for net proceeds of approximately $24.6 million. The shares began trading on the Nasdaq Capital Market on Thursday, July 12, 2018, under the ticker symbol "MSVB." Accordingly, the reported results and financial information for periods ending prior to September 30, 2018 relate solely to the Bank. The third quarter results are the first quarter reflecting consolidated financial information.

The Company reported net income of $276,000 or $0.08 per diluted share for the quarter ended September 30, 2018, compared to $241,000 or $0.07 per diluted share for the same period in 2017.  The increase in net income is primarily due to an increase in net interest income after provision for loan losses and decreased income tax expense offsetting an increase non-interest expense. For the nine months ended September 30, 2018, the Company reported net income of $893,000 or $0.26 per diluted share compared to net income of $976,000 or $0.28 per diluted share for the same period in 2017.

Income Statement Review

Net interest income after provision for loan losses increased $249,000 for the quarter ended September 30, 2018 to $1.7 million as compared to $1.5 million for the quarter ended September 30, 2017. Total interest income increased $274,000, or 16.9%, when comparing the two periods primarily due to an increase in the average balance interest-earning assets. The average balance of interest-earning assets increased to $197.4 million for the quarter ended September 30, 2018 from $166.7 million for the quarter ended September 30, 2017.   Total interest expense increased $25,000 when comparing the two periods due to increases in both the average balance of and cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.53% for the quarter ended September 30, 2018 from 0.48% for the quarter ended September 30, 2017.  The average balance of interest-bearing liabilities increased to $140.5 million from $135.0 million, between the periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.38% from 3.48% and the net interest margin slightly contracted to 3.53% from 3.58% for the quarters ended September 30, 2018 and 2017, respectively.

Net interest income after provision for loan losses increased $110,000 for the nine months ended September 30, 2018 compared to the same period in 2017.  Total interest income increased $462,000, or 9.5%, when comparing the two periods, due to an increase in both the average balance of and yield earned on interest-earning assets.  The average balance of interest-earning assets increased to $183.2 million for the nine months ended September 30, 2018 from $170.0 million for the same period in 2017. The average tax-equivalent yield on interest-earning assets increased to 3.93% for the nine months ended September 30, 2018 from 3.87% for the same period a year ago primarily due higher market interest rates.  Total interest expense increased $52,000 due to increases in both the average balance of and cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.51% for the nine months ended September 30, 2018 from 0.48% for the same period in 2017.  The average balance of interest-bearing liabilities increased to $140.8 million for the nine months ended September 30, 2018 from $136.6 million for the nine months ended September 30, 2017. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.42% for the nine months ended September 30, 2018 from 3.39% for the nine months ended September 30, 2017. Net interest margin increased to 3.54% for the nine months ended September 30, 2018 from 3.49% for the same period a year ago.

Noninterest income remained relatively unchanged, decreasing $4,000 for the quarter ended September 30, 2018 as compared to the same period in 2017 primarily due to a decrease in deposit account service charges partially offset by an increase in ATM and debit card fee income.

Noninterest income decreased $13,000 for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017.  The decrease was primarily due to a decrease in deposit account service charges of $28,000 partially offset by an increase in ATM and debit card fee income of $20,000.

Mid-Southern Bancorp, Inc.
November 2, 2018

Noninterest expenses increased $258,000 for the quarter ended September 30, 2018 as compared to the same period in 2017.  Increases in compensation and benefits of $166,000 due to normal salary adjustments, increased medical insurance premiums and an increase in the number of full-time equivalent employees, data processing of $35,000 reflecting higher transaction volume and increased managed services expenses for maintaining the security of our servers and firewalls, professional fees of $18,000 and a $32,000 impairment loss on land held for sale, were partially offset by decreases of $19,000 in occupancy and equipment expenses and $19,000 in net loss on foreclosed real estate.

Noninterest expenses increased $462,000 for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, primarily due to increases in compensation and benefits of $352,000, data processing expense of $68,000 and professional fees of $67,000 when comparing the two periods.  These increases were partially offset by decreases of $45,000 in occupancy and equipment expense and $25,000 in net loss on foreclosed real estate.

Income tax expense decreased $48,000 for the quarter ended September 30, 2018 as compared to the same period in 2017 resulting from a reduction in our effective tax rate to 17.1% compared to 30.3% due primarily to the enactment of the Tax Cuts and Jobs Act in December 2017. Income tax expense for the nine months ended September 30, 2018 was $196,000 compared to $478,000 for the same period a year ago.

Balance Sheet Review

Total assets as of September 30, 2018 were $199.4 million compared to $176.7 million at December 31, 2017.  Cash and cash equivalents and net loans receivable increased $11.7 million and $11.6 million, respectively, which was partially offset by a decrease in investment securities available for sale of $506,000.  The increase in net loans receivable was due primarily to an increase in commercial construction loans originated during the nine months ended September 30, 2018.  Cash and cash equivalents increased primarily from excess funds provided by maturities of available for sale securities and proceeds from the issuance of common stock.  Total liabilities are comprised almost entirely of deposits, which decreased $713,000 during the nine months ended September 30, 2018.

Credit Quality

Non-performing loans were $1.3 million, or 1.1% of total loans, at September 30, 2018 compared to $1.9 million, or 1.6% of total loans at December 31, 2017.  At September 30, 2018, $645,000 or 47.9% of nonperforming loans were current on their loan payments. There was $102,000 in foreclosed real estate owned at September 30, 2018 compared to $176,000 at December 31, 2017.

Based on management's analysis of the allowance for loan losses, the Company made no provision for loan losses for both the quarters ended September 30, 2018 and 2017.  The Company recognized net recoveries of $49,000 for the quarter ended September 30, 2018 compared to net recoveries of $2,000 for the same period in 2017. The Company made no provision for loan losses for the nine months ended September 30, 2018.  During the nine months ended September 30, 2017, the Company recognized a recapture of the provision for loan losses of $300,000 which was attributable to the continued improvement in the credit quality of the loan portfolio and the successful management of problem loans resulting in lesser charge-offs than expected.  The Company recognized net loan recoveries of $40,000 for the nine months ended September 30, 2018 compared to net charge-offs of $46,000 for the nine months ended September 30, 2017.  The allowance for loan losses totaled $1.8 million, representing 1.4% of total loans at September 30, 2018 compared to $1.7 million and 1.5% of total loans at December 31, 2017.

Capital

At September 30, 2018, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Mid-Southern Bancorp, Inc.
November 2, 2018

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," "will," "may," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on May 24, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
November 2, 2018

MID-SOUTHERN BANCORP, INC.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2018	2017	2018	2017

Total interest income	$ 5,314	$ 4,852	$ 1,898	$ 1,624
Total interest expense	542	490	186	161
Net interest income	4,772	4,362	1,712	1,463
Recapture of provision for loan losses	-	(300)	-	-
Net interest income after provision for loan losses	4,772	4,662	1,712	1,463
Total non-interest income	624	637	210	214
Total non-interest expense	4,307	3,845	1,589	1,331
Income before income taxes	1,089	1,454	333	346
Income tax expense	196	478	57	105
Net income	$ 893	$ 976	$ 276	$ 241

Net income per share attributable to common shareholders (A):
Basic	$ 0.26	$ 0.28	$ 0.08	$ 0.07
Diluted	$ 0.26	$ 0.28	$ 0.08	$ 0.07

Weighted average common shares outstanding (A):
Basic	3,426,736	3,446,490	3,376,589	3,446,549
Diluted	3,427,628	3,447,279	3,377,032	3,447,247

	September 30,	December 31,
BALANCE SHEET INFORMATION	2018	2017

Cash and cash equivalents	$ 19,144	$ 7,464
Investment securities	45,315	45,879
Gross loans	128,251	116,619
Allowance for loan losses	1,763	1,723
Interest-earning assets	192,639	169,589
Total assets	199,435	176,677
Deposits	151,180	151,893
Stockholders' equity	47,672	24,154
Non-performing assets:
Nonaccrual loans	1,347	1,878
Accruing loans past due 90 days	-	-
Foreclosed real estate	102	176
Troubled debt restructurings on accrual status	1,880	1,875

Mid-Southern Bancorp, Inc.
November 2, 2018

OTHER FINANCIAL DATA

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
Performance ratios:	2018	2017	2018	2017

Cash dividends per share (A)	$-	$0.03	$-	$0.03
Return on average assets (annualized)	0.63%	0.73%	0.54%	0.55%
Return on average stockholders' equity (annualized)	3.81%	5.50%	2.34%	4.01%
Net interest margin	3.54%	3.49%	3.53%	3.58%
Interest rate spread	3.42%	3.39%	3.38%	3.48%
Efficiency ratio	79.8%	76.9%	82.7%	79.4%
Average interest-earning assets to average
interest-bearing liabilities	130.1%	124.5%	140.5%	123.5%
Average stockholders' equity to average assets	16.5%	13.4%	23.0%	13.4%

	September 30,	December 31,
Capital ratios:	2018	2017

Total risk-based capital (to risk-weighted assets)	31.3%	23.4%
Tier 1 core capital (to risk-weighted assets)	30.0%	22.1%
Common equity Tier 1 (to risk-weighted assets)	30.0%	22.1%
Tier 1 leverage (to average adjusted total assets)	17.2%	13.5%

	September 30,	December 31,
Asset quality ratios:	2018	2017

Allowance for loan losses as a percent of total loans	1.4%	1.5%
Allowance for loan losses as percent of non-performing loans	130.9%	91.7%
Net charge-offs to average outstanding loans during the period	-	0.1%
Non-performing loans as a percent of total loans	1.1%	1.6%
Non-performing assets as a percent of total assets	0.7%	1.2%

(A) - Share and per share amounts for periods prior to the date of completion of the second-step conversion (July 11, 2018) have been restated to give retroactive recognition to the exchange ratio applied to the second-step conversion (2.3462 to one).